UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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Parametric Sound Corporation
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Filed by: Parametric Sound Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

On November 4, 2013, Mr. Ken Potashner, Executive Chairman of Parametric Sound Corporation (“Parametric”), and Juergen Stark, CEO of VTB Holdings, Inc. (“Turtle Beach”), made a joint presentation describing certain business, financial and other matters pertaining to Parametric, Turtle Beach and the pending merger contemplated by the Agreement and Plan of Merger (“Merger Agreement”) dated August 5, 2013, by and among Parametric, Turtle Beach and Paris Acquisition Corp., a wholly-owned subsidiary of Parametric. As previously announced by press release on November 4, 2013 the presentation was webcast.

Below is a transcript of the webcast presentation:

Operator:

Good day, ladies and gentlemen, and welcome to the Parametric Sound update conference call. At this time, all participants are in a listen only mode. If anyone should require operator assistance, please press star then the zero key on your touchtone telephone.

As a reminder, this call is being recorded. I would now like to introduce your host for today’s conference, David Mossberg, the company’s investor relations representative. Sir, you may begin.

David Mossberg:

Thank you, Sam. Good afternoon, everyone, and thank you for joining us today. We are very pleased you could join us to receive an update about the proposed merger between Parametric Sound and Turtle Beach.

After the market closed today, the companies issued a press release and filed a preliminary proxy statement with the Securities and Exchange Commission, which provides additional details regarding the pending merger.

There will be further communications in the days and weeks ahead about the proposed merger. Shareholders of Parametric Sound are urged to read all of the relevant documents filed with the SEC, including the preliminary proxy statement, as it contains important information about the proposed transaction.

I must point out that during today’s calls, we will be discussing the business outlook for the remainder of 2013 and making other forward looking statements regarding the respective businesses of Parametric Sound and Turtle Beach, and the proposed merger. These statements are based on current beliefs and expectations. Please be aware that these statements are subject to certain risks and uncertainties. We advise you to consult Parametric Sound’s filings with the Securities and Exchange Commission for additional information, including the preliminary proxy statement filed today.

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In addition, this communication may be deemed to be solicitation in respect to the proposed merger of Parametric Sound and Turtle Beach, and the directors and executive officers of Parametric Sound and Turtle Beach may be deemed to be participants in the solicitation of proxies in respect to this proposed transaction. Shareholders can obtain more information regarding the interests of the directors and executive officers of Parametric Sound and Turtle Beach in the proposed merger, by reading the preliminary proxy statement.

There will be no question and answer following management’s remarks. I will now turn the call over to Ken Potashner, executive chairman of Parametric Sound.

Ken Potashner:	Thank you, David. Thank you, everybody, for joining our conference call today. The purpose of the call is to announce that we have now issued our proxy for public review, and to also announce that our internal plans are to complete the merger by the end of this year. We anticipate an SEC review as would be very common for a transaction of this nature, and this could potentially impact our schedule based on their inputs or findings.

The strategic rationale for the merger is explained explicitly within the proxy, along with the detailed financials for the reporting period as outlined. In addition, there are clear indications of future growth prospects, strategic direction and performance objectives. Parametric Sounds continues to execute on our core strategy of innovation and commercialization of our intellectual property.

Of significant relevance on the innovation agenda, was our recent patent filings relative to using transparent materials, including glass, as a foundation for building our emitters.

This will position emitter integration into the displays of TVs, tablets and ultimately mobile devices. Our company has been very active in this last period, and dozens of new filings are in process. In addition to those in process, we have now issued 24 patents and have 31 pending. We continue to be active with industry leaders relative to co-development projects and the prospect of licensing opportunities.

The commercialization agenda also continues to progress favorably, with continued growth into new pilot opportunities and positive progress on previously launched reference sites and pilots. We’ve also been successful in launching 12 new system integrator relationships in the last three months. Additionally, we now have a key pilot scheduled with a major retailer over the next couple of months. The number of vertical markets with our technology is where our technology is relevant continues to expand.

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On the HHI agenda, which is the company’s initiative to launch products and technology to assist those with hearing issues, we also continue to make very good progress. I previously stated that we successfully completed or protocol definition, and testing with very favorable results, and that we were in the process of working with consultants and lawyers on our submission to the FDA. On November 1st, we formally filed our FDA submission, and we now look forward to the FDA response to our application.

Our testing continues to verify that we can deliver higher DB and improved clarity to the inner ear, and we continue to be very enthusiastic about our prospects. We also have now begun installing beta units in a limited number of homes to observe the daily use and results of the systems, and we’re getting favorable results on that as well.

When we consider our positive results in the context of the upcoming merger or transaction with Turtle Beach, we are strongly compelled to move forward with the transaction. The core argument is that we will receive a rapid acceleration on all of our major initiatives. This will result as a byproduct of the technical and financial resources that will be applied to our strategies.

The core of our technology resides in sophisticated digital signal processing expertise and capabilities. This is the identical core of capabilities from which Turtle Beach has built its product capabilities and its differentiation. The merge capability will support an acceleration of Parametric’s product portfolio, and provide the ability to scale across a broad array of market opportunities.

In addition to the technical infusion, the merger will enable the financial resources for us to launch our health-related business. The Turtle Beach brand, distribution capabilities and partner relationships, will all become relevant to a broad-based global deployment of the Parametric’s Sound’s technology and products.

We modeled alternatives to the merger, including an option of remaining an independent entity, and we have concluded that the dilutive aspects of financing our growth and scaling our business, combined with the long cycle times we would face in privatizing, licensing and commercializing our technology, would be much less attractive from a shareholder value perspective. We’ve concluded that a merger with Turtle Beach would be an ideal outcome for the maximization of shareholder valuation.

At this point, I would like to turn the call over to Juergen Stark, CEO of Turtle Beach.

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Juergen Stark:	Thanks, Ken. I’m delighted to be on the call today, and very excited to get past the preliminary proxy filing point. Ken provided an update on Parametric Sound, and I thought it would be most useful to provide a quick update on Turtle Beach, and then talk about where we are going from here.

In the proxy, you will now see the detailed numbers for Turtle Beach through June of this year. Understanding the context behind these numbers is important, so let me quickly summarize here. Five points.

First, the core gaming headset business is seasonal, with 50 percent or more of our revenues typically generated between September and December, and we expect to experience a similar concentration of revenue in 2013. Second, 2013 is an unprecedented transition year for the console gaming segment, since both Microsoft and Sony have announced the launch of a new generation of Xbox and Play Station consoles. The industry has historically experienced a decline in the 12 to 18 months leading up to the new console launches, followed by renewed growth.

In addition, recognizing the disruptive nature of a console transition, we have also made modest reductions in our skew count and have undertaken efforts to sell out of some models by promotions and price reductions, earlier this year. We believe that our 2013 revenue and profit numbers reflect both the cyclicality and our intentional inventory management efforts.

Third, Turtle Beach’s net revenue has more than doubled from 2010 to 2012, and we have continued to make investments in staff and infrastructure to support this growth, and position ourselves to take advantage of the growth opportunities we expect in 2014. This includes the acquisition of the U.K.-based distributor, database of operations including warehousing and distribution facilities, as well as additional sales and marketing capabilities in Europe. The increase in our operating expenses in 2013 reflects all of these efforts.

We have also modestly increased our annual marketing budget about 10 to 15 percent over last year without depreciation, but that spend is expected to be more heavily weighted towards the first half than it was last year.

Fourth, this year we launched our first line of headsets outside of gaming, the I-series I60 and I30. We call these the first media headsets. Media headsets, because they are for watching videos, listening to music, creating media content as well as gaming. They will be available in Apple stores this week. Our first half 2013 and full year 2013 financial results reflect the research and development and marketing costs that we have incurred to create this new category of consumer headsets.

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Finally, Microsoft informed us a few weeks ago that the adapter and related software required to make our headsets fully functional with the new Xbox One console, will not be ready at launch. We expect this to result in a reduction in the amount of Xbox One headset related revenue and EBITDA previously anticipated for Q4 2013, substantially all of which we believe we will realize in early 2014 as discussed in the proxy. We are working very closely with Microsoft and using this additional time to ramp up supply, for what we believe will be very strong demand for these headsets upon their launch in early 2014.

As a result, the 2013 outlook for revenue and EBITDA provided on August 8th will be revised, and we intend to update our 2013 outlook for revenue and EBITDA prior to the mailing of the final proxy statement.

Keep in mind that, although the Xbox launch was a meaningful part of our Q4 plans, we sell headsets for Xbox 360, Play Station 3, PC gaming, as well as for the new Play Station 4 platform, the demand for which we do not anticipate will be adversely affected by the Xbox One headset delay. There is additional detail on all of this in the management discussion in the analysis section of the proxy.

The Turtle Beach team and I feel very good about how we’ve managed through this console transition year so far. We’ve executed well in our product launches. In fact, our new I-series headsets have gotten phenomenal first reviews, including a comment that the I-60 headsets sets a new bar for all headsets. Reviews for our other new headsets, including our new PC gaming headsets, are also very positive.

This matters to us, because our passion is to do products right. Strong innovation in places that matter to users, good quality, user friendly, good service, so that our products sell our products, rather than relying on marketing gimmicks.

This is a very important principle for the company. Despite the Xbox One delay, we believe we are well positioned for the new console launches. Our Xbox One headsets are ready, and will launch when Microsoft hardware and software is ready. We have multiple headsets ready to go on the PlayStation 4 launch in a few weeks, including two new headsets specifically designed for that console.

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We’re also very excited about this year’s line of exclusive Call of Duty Ghost and Marvel headsets. Our retail relationships continue to be very strong, and we’ve added over 5,000 new kiosks, as we call them. These are our in-store retail selling displays, which we view to be an important competitive advantage at retail. We know that these kiosks drive increase in sales.

And despite the impact on margins this year, I feel our efforts to rationalize inventory levels and our continued investment in staff, infrastructure and new products will serve us very well for the future.

At the end of the day, 2013 for us, given the expected pre-console transition, downturn for the industry, is about making sure products launch on time and are well received and that we made the right investments in staff, infrastructure and new products for the future. We’re looking forward to the renewed growth we anticipate next year, after the new Xbox and PlayStation consoles have launched. So that’s 2013.

Let me talk about where we see ourselves going from here as a combined company. By merging Turtle Beach and Parametric, we combine an industry leader in technology-driven audio products, with what we view to be a very disruptive and innovative new way to deliver audio, namely Parametric’s HyperSound. Our core capabilities to commercialize and sell audio technology are well demonstrated by our success in gaming headsets, and we will apply these capabilities and resources to HyperSound.

Our vision is to build a company that continues to revolutionize audio by innovating and applying technology in ways that result in high quality, high value products. Our goal is to reach one billion dollars in revenues in five years, with one, strong business and consumer products, anchored by our current gaming headsets, and HyperSound products folded in over time.

Two, a growing commercial business driven by sales of HyperSound products to businesses, and three, a business in health care by leveraging the potential of HyperSound to help people with hearing impairments, hear meaningfully better.

The billion dollar target is not meant to be a forecast or guidance, by the way. It is our internal aspiration, and we will manage the business with that lofty goal in mind. As Daniel Burnham, a famous architect, once said, “Make no little plans. They have no magic to stir men’s blood. Make big plans, aim high, and hope and work.” Well, those are our big plans.

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Here’s a rough idea and timeline of how we see this unfolding. For 2014, next year, we anticipate strong growth in our core console gaming headset business, consistent with the industry analysts’ forecasts of the post-console transition business. Also, the shift from 2013 and the introduction of our Xbox One gaming headsets should also give us a benefit.

We believe that our efforts to expand in geographies where our share is below 50 percent, as well as our efforts to increase our share of PC gaming and the market expansion of headsets for mobile gaming, should also provide some growth in our core gaming headsets.

Second, our new media headsets, the “I” series – as I mentioned, initial reviews are very positive, and we believe, as one reviewer pointed out, that we have reset the bar for all headphones. However, it’s a very competitive market, with many players fighting for table scraps. So we have modest aspirations to see this category grow next year.

Third, for HyperSound products, our goal for 2014 is to seek to increase the amount of commercial sales of Parametric products. Commercial sales for retail displays, restaurants, banks, and the various other business applications that Parametric has been working on. We intend to invest to extend product models, and to expand sales and distribution capabilities.

We also anticipate to be further along in the process of developing the first health care and consumer HyperSound products, knowing that we intend to provide more specific guidance on the expected 2014 financials in Q1. That’s 2014.

For 2015, we anticipate further growth in our core gaming headset business, driven by continued growth in the installed base of Xbox One and PlayStation consoles, or Xbox and PlayStation consoles in total, as well as international, PC and mobile gaming headset growth, and growth from some new gaming products that are on the drawing board.

Media headsets – we have aspirations to continue to grow here as well, and seek to continue to broaden the category of the users, for our headsets from gamers, to movie watchers, music listeners, media creators and gamers, both at home and on mobile devices.

For HyperSound, we hope that we would have launched health care and consumer products that we anticipate have the potential to add substantial growth in these new categories, plus continued growth in the commercial HyperSound products. We will be providing more detail on these plans on future calls, as we come closer to commercialization. For now, suffice it to say that we are very optimistic on the potential for these products.

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For future years, past 2015, we see gaming headsets becoming a category under the broader media umbrella, with music, movies, media creation and gaming use at home and on mobile devices, driving the core growth in core and new international markets. We certainly have an aspiration to be a leader across all segments of higher tech headsets long term.

HyperSound. We anticipate continued growth in consumer and health care products, as well as the various commercial uses of HyperSound, both with products that we have line of site to today, as well as expected new product ideas and categories, some of which, like last-based HyperSound, are in early stages of development. One of the things that excites us about the potential of HyperSound is that the team at Parametric is still discovering new characteristics of the technology, which I expect will lead to future product ideas that we don’t yet have visibility to.

Finally, for the out years, we look to add additional complementary audio technologies, either organically or by acquisition, over the coming years to reach the one billion dollar goal. Let me end by restating who we are and who we want to be as a business. We believe that innovation and technology, developed in ways that benefits users, is the key to long-term product success. That, and doing products right, as I mentioned – good quality, user friendly, well packaged, attention to details, good customer service. This is easy to say, but hard to do, and I personally believe there’s not enough of either mindset, useful innovation, and doing products right, in many consumer audio products.

As a company, we have a passion around these points, which has allowed us to become the market leader in gaming headsets, and we will bring that continued passion to broader categories of media headsets, and HyperSound products in consumer, commercial and health care segments.

In short, we’re on a mission to deliver innovative audio products that provide better technology, quality and user experience across multiple segments, and to fuel the growth of the company in the coming years, by executing on that mission. With that, I will turn it back over to Ken.

Ken Potashner:	Thank you, Juergen, and I’d like to thank everybody for joining us for this conference call. We will keep you update on our progress, as we move towards the closing of our transaction. Thank you, again.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone, have a wonderful day.

END

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Cautionary Note on Forward-Looking Statements

Certain statements made in this transcript may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events including, without limitation, revenue goals and performance expectations of Turtle Beach and the combined company for 2013 and beyond; and management’s expectations regarding progress, customer interest and other developments across its business sectors and statements about the proposed transaction between Parametric and Turtle Beach, the terms, timing, conditions to and anticipated completion of the proposed transaction, the expected ownership of the combined company and the composition of the combined company´s management team, the potential benefits of the proposed transaction to the Parametric and Turtle Beach stockholders, Turtle Beach’s and the combined company´s plans, objectives, expectations and intentions with respect to future operations, technology and products, the anticipated financial position, operating results and growth prospects of Turtle Beach and of the combined company and other statements that are not historical in nature.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Parametric’s and the combined company´s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others: the failure of the Parametric stockholders to approve the transaction, the failure of NASDAQ to authorize the continued listing of Parametric’s shares following the transaction; the risk that Turtle Beach’s operating results at closing will be lower than currently anticipated or the failure of either party to meet other conditions to the closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; the failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of Parametric and Turtle Beach may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; general business and economic conditions; the combined company´s possible need for and ability to obtain additional financing; the difficulty of developing audio products, obtaining any required approvals and achieving market acceptance; the marketing success of Parametric’s and the combined company´s licensees or sub licensees, if any. More detailed information on these and additional factors that could affect Parametric’s actual results are described in Parametric’s filings with the Securities and Exchange Commission, including the preliminary proxy statement and the most recent quarterly report on Form 10-Q.

All forward-looking statements in this transcript speak only as of the date of the conference call and are based on current beliefs and expectations. Parametric undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

This material and statements made in the web cast presentation is not a substitute for the definitive proxy statement that Parametric will file with the SEC related to the proposed merger. Parametric filed a preliminary proxy statement with the SEC on November 4, 2013 related to the proposed merger. Investors and security holders are urged to read the definitive proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety because they contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric.

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Investors and security holders may obtain free copies of the definitive proxy statement and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the definitive proxy statement and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parametricsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in the preliminary proxy statement related to the proposed merger, which was filed with the SEC on November 4, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.

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